Exhibit 107

CALCULATION OF FILING FEE TABLE

Form S-8

Cogent Biosciences, Inc.

Table 1 – Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, par value $0.001 per share, to be issued pursuant to the Amended and Restated Cogent Biosciences, Inc. 2018 Stock Option and Incentive Plan	457(a)	6,000,000	$12.28(2)	$73,680,000(2)	$110.20 per $1,000,000	$8,119.54

Total Offering Amounts			6,000,000		$73,680,000		$8,119.54

Total Fee Offsets							$0

Net Fee Due							$8,119.54

(1)

In addition to the number of shares of the common stock, par value $0.001 per share (the “Common Stock”), of the Registrant stated above, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional shares of Common Stock that become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding shares of Common Stock.

(2)

The price of $12.28 per share, which is the average of the high and low sale prices of the Common Stock of the Registrant as quoted on the Nasdaq Global Select Market on August 3, 2023, is set forth solely for purposes of calculating the registration fee pursuant to Rules 457(c) and (h) of the Securities Act and has been used as these shares are without a fixed price.